Exhibit 99.1

PC Connection, Inc. Announces a Special Dividend to Shareholders

MERRIMACK, N.H.--(BUSINESS WIRE)--November 14, 2011--PC Connection, Inc. (NASDAQ: PCCC), a holder of companies that provide a full range of information technology solutions to business, government, and education markets, today announced that its Board of Directors declared a special, one-time cash dividend of $0.40 per share payable on December 7, 2011 to shareholders of record at the close of business on November 25, 2011. The total amount of the special dividend payment will be approximately $10.6 million based on the current number of shares outstanding. Any declaration of future cash dividends will depend upon PC Connection’s financial position, strategic plans, and general business conditions at the time.

“As previously reported, our business has been healthy with record third quarter revenues, and quarterly operating income and earnings per share were at the highest level in more than a decade,” said Timothy McGrath, President and Chief Executive Officer. “Our balance sheet and ability to leverage company assets are strong. We believe that this special dividend–the first in our Company’s history–is an appropriate way to reward shareholders for their support.”

PC Connection intends to continue to invest in emerging market opportunities, including expansion of its professional services offerings, as well as to repurchase stock pursuant to its share repurchase program.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, owns five sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., PC Connection Express, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, Portsmouth, NH, and Itasca, IL, respectively. All five companies can deliver custom-configured computer systems overnight from PC Connection Services' ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect's TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple's largest authorized online resellers at www.macconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and host of lifecycle services.

PC Connection, Inc. Safe Harbor "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010. More specifically, the statements in this release that are of a non-historical basis (including statements regarding the Company's strategic plans and intention to expand certain aspects of its business) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to integrate the operations of ValCom Technology, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONTACT:
PC Connection, Inc.
William Schulze, 603-683-2322
Vice President and Corporate Controller